News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas CEO Ermanno Santilli to Appear on Fox Business Network’s Mornings with Maria

NEW YORK, NY – June 4, 2018 – MagneGas Corporation (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced that Ermanno Santilli, CEO of MagneGas is scheduled to appear as a guest on Fox Business Network’s Mornings with Maria at approximately 8:00 AM eastern time this morning to discuss the impact of President Trump’s metal tariffs on MagneGas and how bringing manufacturing back to the USA will benefit MagneGas.

The segment can be viewed on the Fox Business Channel or online at http://video.foxbusiness.com/v/5614626175001/?#sp=watch-live.

The interview will also be available for replay at http://video.foxbusiness.com/v/5614626175001/?#sp=show-clips.

“Mornings with Maria” features anchor Maria Bartiromo alongside a roundtable of rotating industry titans and economic experts discussing the major news and themes driving the business day and the market moves.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has three locations in Florida, Green Arc has two locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California.